EX-28.h.7

FEE WAIVER AGREEMENT

NATIONWIDE VARIABLE INSURANCE TRUST

FEE WAIVER AGREEMENT, effective as of May 1, 2018, by and between NATIONWIDE FUND MANAGEMENT LLC (the “Service Provider”) and NATIONWIDE VARIABLE INSURANCE TRUST, a Delaware statutory trust (the “Trust”), on behalf of each of the funds listed in Section 1.1 below (each, a “Fund”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open end management company of the series type, and each Fund is a separate series of the Trust; and

WHEREAS, the Trust and the Service Provider have entered into a Master-Feeder Services Agreement (hereinafter, the “Services Agreement”), pursuant to which the Service Provider renders “Master-Feeder Services” (as these services are identified in the Services Agreement) to each Fund for compensation based on the value of the average daily net assets of that Fund; and

WHEREAS, the Trust and the Service Provider have determined that it is appropriate and in the best interests of each Fund and the Fund’s shareholders to maintain the expenses of the Fund at a level below the level to which that Fund would otherwise be subject.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Fee Waiver Amount:

1.1    For each Fund identified below, the Service Provider agrees to waive fees to which it would otherwise be entitled under the Services Agreement equal to the per annum amount shown in the table below, calculated monthly based on each Fund’s average daily net assets:

Name of Fund	Amount of Service Provider Fee Waiver
American Funds NVIT Asset Allocation Fund

0.15% on assets up to $6.4 billion;

0.16% on assets greater than $6.4 billion but less than

$7.1 billion;

0.165% on assets greater than $7.1 billion but less than

$7.3 billion; and

0.17% on assets greater than $7.3 billion

American Funds NVIT Bond Fund

0.15% on assets up to $2.5 billion;

0.16% on assets greater than $2.5 billion but less than

$2.9 billion;

0.165% on assets greater than $2.9 billion but less than

$3.35 billion; and

0.17% on assets greater than $3.35 billion

American Funds NVIT Global Growth Fund	0.15% on assets up to $2 billion; and 0.17% on assets greater than $2 billion
American Funds NVIT Growth Fund	0.15% on assets up to $2 billion; and 0.17% on assets greater than $2 billion
American Funds NVIT Growth-Income Fund

0.15% on assets up to $2.7 billion;

0.16% on assets greater than $2.7 billion but less than

$3.2 billion;

0.165% on assets greater than $3.2 billion but less than

$3.75 billion; and

0.17% on assets greater than $3.75 billion

2.	Term and Termination of Agreement:

2.1    This Agreement initially shall continue until May 1, 2019, for any Fund covered by the Agreement and from year-to-year thereafter; provided, that said continuance is specifically approved by a majority of the Trustees of the Trust who (i) are not “interested persons” of the Trust or any other party to this Agreement, as that term is defined in Section 2(a)19) of the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement (hereinafter, the “Independent Trustees”).

3.	Miscellaneous:

3.1    Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

3.2    Interpretation. Nothing herein contained shall be deemed to require the Trust or a Fund to take any action contrary to the Trust’s Agreement and Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which the Trust or Fund is subject or by which the Trust or Fund is bound, or to relieve or deprive the Trust’s Board of Trustees of the Board’s responsibility for and control of the conduct of the affairs of the Trust or the Fund.

3.3    Definitions. Any question of interpretation of any term or provision of this Agreement, including, but not limited to, the Master-Feeder Services fee provided for in the Services Agreement, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Services Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to said Services Agreement or the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

NATIONWIDE VARIABLE INSURANCE TRUST

By:	/s/ Allan J. Oster
Name:	Allan J. Oster
Title:	Assistant Secretary

NATIONWIDE FUND MANAGEMENT LLC

By:	/s/ Lee T. Cummings
Name:	Lee T. Cummings
Title:	Senior Vice President